                                                                   EXHIBIT 23.2




The Board of Directors
Unifrax Corporation

We are aware of the inclusion in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-10611) and related Prospectus of Unifrax Investment Corp. dated October 24, 1996 of our report dated July 10, 1996 related to the unaudited interim combined financial statements of Unifrax Corporation, XPE Vertriebs GmbH and NAF Brasil Ltda. as of June 30, 1995 and 1996 and for the six-month periods then ended.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                                        /s/ ERNST & YOUNG LLP

Buffalo, New York
October 24, 1996